EXHIBIT 10.24

Amendment #3
Cantara Agreement

Amendment #3 to the Agreement between Cognigen Networks, Inc. (Cognigen), the Anderson Family Trust No. 1 (AFT), and the Cantara Communications Corporation dated December 9, 2005 (Cantara Agreement).

Cognigen, the AFT and Cantara agree that the Cantara Agreement of December 9, 2005, as amended by Amendment #1 on March 14, 2006, and by Amendment #2 of May 12, 2006, is further amended by deleting paragraphs (a) of Amendment #2, and paragraphs (a) through (f) of the Cantara Agreement, substituting therefore the following:

(a.)

Payment of $25,000 on March 15, 2006, by wire transfer, plus the payment by wire transfer of $20,000 on each 15th day of April, May, June, 2006. No payments shall be made on the 15th of July, August and September, 2006. Payments of $5,000 by wire transfer shall be made on the 15th day of October, November, December 2006, for a total of payments of $150,000. Throughout the period from December 9, 2005 to December 29, 2006, AFT/Cantara will continue to receive 100% of the monthly amount due pursuant to the Stock Redemption Agreement; thereafter AFT/Cantara will receive 90% of the monthly amount due pursuant to the Stock Redemption Agreement.

(b.)

Payment of $10,000 by wire transfer on January 15, February 15, March 15, April 15, May 15 and June 15, July 15, August 15, September 15, October 15, 2007, by wire transfer. Thereafter, AFT/Cantara will receive 85% of the monthly amount due pursuant to the Stock Redemption Agreement.

(c.)

Payment of $20,000 by wire transfer on November 15, December 15, 2007 and January 15, February 15, and March 15, 2008. Thereafter, AFT/Cantara will receive 75% of the monthly amount due pursuant to the Stock Redemption Agreement.

(d.)

Payment of $100,000 by wire transfer on April 15, 2008, at which date a total of $450,000 shall have been paid by Cognigen leaving a balance due on the purchase price of $1,100,000. Thereafter, AFT/Cantara will receive 70% of the monthly amount due pursuant to the Stock Redemption Agreement.

(e.)	Payment of $350,000 by wire transfer on March 15, 2009. Thereafter, AFT/Cantara will receive 50% of the monthly amount due pursuant to the Stock Redemption Agreement.

(f.)	On March 15, 2010, Cognigen will pay AFT by wire transfer $350,000. Thereafter AFT/Cantara will receive 35% of the monthly amount due pursuant to the Stock Redemption Agreement.

(g.)	On March 15, 2011, Cognigen will pay AFT $400,000. Once such payment is made, all amounts payable pursuant to the Stock Agreement will be payable to Cognigen.

(h.)

In the event that Cognigen is unable to pay any amount set forth in (a) through (g) above on the due dates, Cognigen may extend the time for payment by 60 days upon payment of $20,000 to AFT. In such event, the amount paid shall be credited against the balance due under the above schedule. This right to extend any of the payments due hereunder is limited to one extension per payment due. Said payments will be applied to the balance due on any installment.

Except as amended herein, the terms of the Cantara Agreement among Cognigen, the AFT and Cantara shall remain in full force and effect.

This amendment is dated October 12, 2006.

Cognigen Networks, Inc.

By: __________________________
      Gary L. Cook, Acting President

The Anderson Family Trust No. 1

By: __________________________
      Peter Tilyou, Trustee

Cantara Communications Corporation

By: __________________________
      Peter Tilyou, President